Exhibit 99.1

Tauriga Sciences, Inc. Signs Major Distribution Agreement with Online Grocer and Wholesaler, Stock Up Express

NEW YORK, NY, Jan. 25, 2021 (GLOBE NEWSWIRE) — via NewMediaWire – Tauriga Sciences, Inc. (OTCQB: TAUG) (“Tauriga” or the “Company”), a revenue generating, diversified life sciences company, with a proprietary line of CBD & CBG infused Supplement chewing gums (Flavors: Pomegranate, Blood Orange, Peach-Lemon, Pear Bellini, Mint, Black Currant) as well as an ongoing Pharmaceutical Development initiative, today announced that it has entered into a distribution agreement (the “Agreement”) with Stock Up Express, a division of a leading total services distributor that generates more than $3 Billion in annual sales. Stock Up Express is based in Connecticut and is a leading web-based grocer and wholesaler with over 1,000,000 online visitors annually. The Agreement will be effective February 1, 2021, and shall remain in effect for a period of two (2) years thereafter, with automatic renewal for additional successive one (1) year terms.

Under terms of the Agreement, Stock Up Express will market and resell the Company’s flagship brand, Tauri-Gum™, to its large and diverse customer base of wholesalers and retail customers. The revenue sharing ratio established between Tauriga and Stock Up Express has the potential to create significant opportunity for both parties to this Agreement (solid gross margins). Tauri-Gum™ represents the first CBD edibles product/product line to be selected as part of the Stock Up Express network.

The two Companies will jointly market Tauri-Gum™ to Stock Up Express’ customer base, with input by Tauriga on the content of such marketing information to attain consistency on message and to maximize sales. The Agreement allows for modification of product offerings, and Tauriga expects to offer additional items over the course of calendar year 2021.

Tauriga’s CEO, Seth M. Shaw, expressed, “This agreement is an important achievement for Tauriga. Due to the quality of our flagship Tauri-Gum™ product line, the strong team that we have built, and the improving macro-outlook for our industry, this Agreement became possible. Stock Up Express is an outstanding distribution partner and the Company now has access to a large, previously untapped, market segment, at margins that the Company believes is conducive to long term success. Our long-term goal is for Tauri-Gum™ to become a successful, widely distributed, consumer friendly CBD edibles brand. We have now taken an important step in that direction.”

Stock Up Express’ Vice President of E-Commerce, Steven Methvin, commented, “After much consideration and the evaluation of numerous CBD products, our Company has made the decision to enter the CBD edibles space through Tauriga Sciences Inc. and its high-quality products. Stock Up Express will provide an opportunity to present the Tauri-Gum™ brand (and possibly other product offerings to follow) to a large and engaged base of wholesalers and retail customers. Our respective teams work well together and we are all committed to working hard and strategically to build a successful distribution partnership and business model.”

Tauriga Sciences, Inc. was represented by the law firm of Rimon P.C. in the preparation of the Agreement.

ABOUT TAURIGA SCIENCES, INC.

Tauriga Sciences, Inc. (TAUG) is a revenue generating, diversified life sciences company, engaged in several major business activities and initiatives. The company manufactures and distributes several proprietary retail products and product lines, mainly focused on the Cannabidiol (“CBD”) and Cannabigerol (“CBG”) Edibles market segment. The main product line, branded as Tauri-Gum™, consists of a proprietary supplement chewing gum that is Kosher certified, Halal certified, and Vegan Formulated (CBD Infused Tauri-Gum™ Flavors: Mint, Blood Orange, Pomegranate), (CBG Infused Tauri-Gum™ Flavors: Peach-Lemon, Black Currant) & (Vitamin C + Zinc “Immune Booster” Flavor: Pear Bellini). The Company’s commercialization strategy consists of a broad array of retail customers, distributors, and a fast-growing E-Commerce business segment (E-Commerce website: www.taurigum.com). Please visit our corporate website, for additional information, as well as inquiries, at http://www.tauriga.com

Complementary to the Company’s retail business, is its ongoing Pharmaceutical Development initiative. This relates to the development of a proposed Pharmaceutical grade version of Tauri-Gum™, for nausea regulation (specifically designed for the following indication: Patients Subjected to Ongoing Chemotherapy Treatment). On March 18, 2020, the Company announced that it had filed a provisional U.S. patent application covering its pharmaceutical grade version of Tauri-Gum™. The Patent, filed with the U.S.P.T.O. is Titled “MEDICATED CBD COMPOSITIONS, METHODS OF MANUFACTURING, AND METHODS OF TREATMENT.” On December 18, 2020 the Company disclosed that it had entered into a Master Services Agreement with CSTI to lead the Company’s clinical development efforts.

On October 6, 2020, the Company announced that it has been approved to operate as a U.S. Government Vendor (CAGE CODE # 8QXV4)

The Company is headquartered in Wappingers Falls, New York. In addition, the Company operates a full time E-Commerce fulfillment center located in LaGrangeville, New York.

ABOUT STOCK UP EXPRESS ONLINE

Convenient Warehouse Shopping:

We know you need to buy lots of goods with no time to waste. That’s why we created our virtual warehouse. At StockUpExpress, we sell case-size quantities of grocery, personal care, and household items from hundreds of national and regional brands. Since we are all about convenience, items in our cases are the normal shelf-size, not the jumbo club-size packaging offered at the big box stores. Unlike other e-commerce sites, StockUpExpress has the capability to ship mass amounts of product quickly and efficiently. We cover the heavy lifting and logistics, letting your business or event run smoothly all with just the click of a button. Development for Stock Up Express began in 2014. Our parent company, iMarket Technologies, LLC, was also launched in 2014 and is led by a team of executives with deep experience in warehouse operations, consumer packaged goods merchandising, logistics, and online retailing. Please visit our Website at: https://www.stockupexpress.com

DISCLAIMER — Forward-Looking Statements

This press release contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 which represent management’s beliefs and assumptions concerning future events. These forward-looking statements are often indicated by using words such as “may,” “will,” “expects,” “anticipates,” believes, “hopes,” “believes,” or plans, and may include statements regarding corporate objectives as well as the attainment of certain corporate goals and milestones. Forward-looking statements are based on present circumstances and on management’s present beliefs with respect to events that have not occurred, that may not occur, or that may occur with different consequences or timing than those now assumed or anticipated. Actual results may differ materially from those expressed in forward-looking statements due to known and unknown risks and uncertainties, such as are not guarantees of general economic and business conditions, the ability to successfully develop and market products, consumer and business consumption habits, the ability to consummate successful acquisition and licensing transactions, fluctuations in exchange rates, and other factors over which Tauriga has little or no control. Many of these risks and uncertainties are discussed in greater detail in the “Risk Factors” section of Tauriga’s Form 10-K and other filings made from time to time with the Securities and Exchange Commission. Such forward-looking statements are made only as of the date of this release, and Tauriga assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. You should not place undue reliance on these forward-looking statements.